Exhibit 99.1
PostRock To Buy Stake In
Constellation Energy Partners
OKLAHOMA CITY — June 21, 2011 — PostRock Energy Corporation (NASDAQ: PSTR) (“PostRock”) today announced that it had agreed to purchase all of Constellation Energy Group, Inc.’s (NYSE: CEG) interests in Constellation Energy Partners LLC (NYSE: CEP). PostRock will acquire 5,918,894 Class B Member Interests, representing approximately 24.5% of that class along with all outstanding Class A, Class C and Class D Member Interests.
In the transaction, PostRock will receive all of CEG’s voting rights, including its right to appoint two of the five members of CEP’s Board. CEG will receive consideration comprised of $11.25 million of cash, $11.25 million of PostRock common stock and warrants to acquire an additional 1.5 million shares of PostRock common stock at a premium to market. Closing is subject to approval of the transaction by the independent directors of CEP and a vote by PostRock’s shareholders. In the PostRock vote, White Deer has pledged the support of its 45% voting interest. PostRock and CEP both have the majority of their assets and operations in the Cherokee Basin of Kansas and Oklahoma.
Commenting on the announcement, Terry W. Carter, PostRock’s newly appointed Interim President, said, “With virtually all of the burden of PostRock’s history now behind us, we have the ability to focus on the long-term potential of the Company and its asset base. As one of our stated objectives is to pursue increased efficiency in our Cherokee Basin assets and to work on consolidating operations in the Basin, we believe this transaction could prove significant. It should help us find ways to work with the second largest producer in the Basin.”
PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City.
Forward-Looking Statements
Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by the Company. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Important Additional Information will be Filed with the SEC
PostRock plans to seek approval for the issuance of shares of PostRock’s common stock and warrants to purchase shares of PostRock’s common stock to Constellation Energy Commodities Group, Inc. (“CECG”) pursuant to the Purchase Agreement by and among PostRock, CECG, Constellation Energy Partners Management, LLC and Constellation Energy Partners Holdings, LLC, dated June 17, 2011 (the “Purchase Agreement”) at a special meeting of PostRock’s stockholders. The proxy statement that PostRock plans to file with the SEC and mail to its stockholders in connection with the special meeting of stockholders will contain important information about PostRock, the transactions contemplated by the Purchase Agreement and the other corporate matters described therein. Investors and security holders are urged to read the proxy statement carefully when it is available before making any voting or investment decision with respect to the issuance of additional shares of PostRock’s common stock and warrants to purchase shares of PostRock’s common stock to CECG.
Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by PostRock through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from PostRock by contacting the corporate Secretary at our principal executive offices, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102, telephone number (405) 600-7704.
The Company and its directors and executive officers, may be deemed to be participants in the solicitation of proxies with respect to the issuance of shares of PostRock’s common stock and warrants to purchase shares of PostRock’s common stock to CECG and the other corporate matters set forth in the proxy statement. Information regarding PostRock’s directors and executive officers and their ownership of Company stock is contained in PostRock’s proxy statement for its 2010 annual meeting of stockholders which was filed with the SEC on March 18, 2011. Investors and security holders may obtain additional information regarding the direct and indirect interests of PostRock and its directors and executive officers with respect to the proposed issuance of shares of PostRock’s common stock and warrants to purchase shares of PostRock’s common stock to CECG by reading the proxy statement and other filings referred to above.

Company Contacts:
Jack Collins	North Whipple
Chief Financial Officer	Manager, Corporate Development & Investor Relations
(405) 702-7460	(405) 702-7423